Exhibit 15.1

May 8, 2007

West Marine, Inc.

500 Westridge Drive

Watsonville, California 95076

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of West Marine, Inc. and subsidiaries for the 13-week and 26-week periods ended July 1, 2006 and July 2, 2005, as indicated in our report dated August 10, 2006 (March 27, 2007 as to the effects of the restatement discussed in Note 2); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which report includes an explanatory paragraph related to the restatement of the unaudited interim financial statements, and is included in your Quarterly Report on Form 10-Q/A for the quarter ended July 1, 2006, is incorporated by reference in Registration Statement No. 333-04712, No. 333-02903, No. 333-87124, No. 333-102109, No. 333-125291 and No. 333-134031 of West Marine, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California